                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  PHYCOR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)  Title of each class of securities to which transaction applies:

             -------------------------------------------------------------------

        (2)  Aggregate number of securities to which transaction applies:

             -------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             -------------------------------------------------------------------

             -------------------------------------------------------------------

        (4)  Proposed maximum aggregate value of transaction:

             -------------------------------------------------------------------

        (5)  Total fee paid:
                             ---------------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount Previously Paid:
                                     -------------------------------------------

        (2)  Form, Schedule or Registration Statement No.:
                                                          ----------------------

        (3)  Filing Party:
                          ------------------------------------------------------

        (4)  Date Filed:
                        --------------------------------------------------------

                                     [LOGO]

                            30 BURTON HILLS BOULEVARD
                                    SUITE 400
                           NASHVILLE, TENNESSEE 37215

To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders, which is to be held on Wednesday, May 21, 1997, at 10:00 a.m. at the First American Center Auditorium, Fifth Floor, 300 Union Street, Nashville, Tennessee. The following pages contain the formal notice of the Annual Meeting and our Proxy Statement, which describe the specific business to be considered and voted upon at the Annual Meeting.

     It is important that your shares be represented at the meeting. Whether or not you expect to attend in person, we would greatly appreciate your efforts to return the enclosed Proxy as soon as possible. If you decide to attend the Annual Meeting, you may withdraw your Proxy should you wish to vote in person.

     We look forward to seeing you at the Annual Meeting.

                                          Sincerely yours,

                                                  [SIG]

                                          JOSEPH C. HUTTS
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                                  PHYCOR, INC.
                            30 BURTON HILLS BOULEVARD
                                    SUITE 400
                           NASHVILLE, TENNESSEE 37215

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                             WEDNESDAY, MAY 21, 1997

                                 ---------------

     Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of PhyCor, Inc. (the "Company") will be held on Wednesday, May 21, 1997, at 10:00 a.m. at the First American Center Auditorium, Fifth Floor, 300 Union Street, Nashville, Tennessee, for the following purposes:

          (1) To approve the proposed amendment to the Company's Amended 1988 Incentive Stock Plan to increase from 13,500,000 to 17,000,000 the number of shares of Common Stock authorized thereunder;

          (2) To elect three nominees as Class III directors of the Company;

          (3) To certify the appointment of KPMG Peat Marwick LLP as independent public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 1997; and

          (4) To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 4, 1997 will be entitled to vote at the Annual Meeting.

     The enclosed Proxy Statement contains more information pertaining to matters to be voted on at the Annual Meeting. Please read the Proxy Statement carefully.

     Each shareholder who does not plan to attend the Annual Meeting is requested to date, sign and return the accompanying Proxy in the enclosed, postage-paid envelope.

                                      By Order of the Board of Directors,

                                               [SIG]

                                      THOMPSON S. DENT
                                      Secretary


Nashville, Tennessee
April 16, 1997

                                  PHYCOR, INC.
                            30 BURTON HILLS BOULEVARD
                                    SUITE 400
                           NASHVILLE, TENNESSEE 37215

                                 ---------------
                                 PROXY STATEMENT
                                     FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 21, 1997
                                 ---------------

     This Proxy Statement is furnished to the holders of Common Stock, no par value per share ("Common Stock"), of PhyCor, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") to be voted at the annual meeting of shareholders of the Company (the "Annual Meeting") to be held on Wednesday, May 21, 1997, at 10:00 a.m. at the First American Center Auditorium, Fifth Floor, 300 Union Street, Nashville, Tennessee, and at any adjournments or postponements thereof.

     Only the holders of Common Stock of record at the close of business on April 4, 1997 will be entitled to vote at the Annual Meeting. On such date, 63,272,716 shares of Common Stock were outstanding. Each shareholder is entitled to one vote per share held of record on the record date. This Proxy Statement and the accompanying proxy are first being mailed on or about April 16, 1997.

     A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, is required to constitute a quorum. If a quorum is not present at the time of the Annual Meeting, or if for any reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn or postpone the Annual Meeting with or without a vote of the shareholders. If adjournment is proposed by the Company, the person named on the enclosed proxy card will vote such shares for which they have voting authority in favor of adjournment.

     All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no specification is made, the proxies will be voted in favor of the matters listed on the proxy card. Directors must be elected by a plurality of votes cast (in person or by proxy) by the holders of Common Stock entitled to vote at the Annual Meeting if a quorum is present. All other matters shall be determined based upon the vote of the majority of votes cast (in person or by proxy) by the holders of Common Stock entitled to vote at the Annual Meeting if a quorum is present. Abstentions and broker non-votes will be counted for purposes of constituting a quorum, but will not have the effect of voting in opposition to a director or of a vote against the other proposals.

     All expenses of the Annual Meeting, including the cost of soliciting proxies, will be paid by the Company. The Company may reimburse persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons' reasonable expenses in forwarding the proxy materials to their principals.

     Any shareholder giving a proxy may revoke it by delivering a written notice of such revocation to the Secretary of the Company at 30 Burton Hills Boulevard, Suite 400, Nashville, Tennessee 37215 prior to the Annual Meeting, by submitting to the Company a more recently dated proxy or by attending the Annual Meeting and voting at any time before it is exercised.

     In voting by proxy for the election of three nominees as Class III directors to serve three year terms, shareholders may vote in favor of all three nominees, withhold their votes as to all three nominees or withhold their votes as to specific nominees. If no instructions are indicated, such proxies will be voted FOR the election of all three nominees as directors.

PROPOSAL 1: APPROVAL OF AMENDMENT TO THE COMPANY'S AMENDED 1988
            INCENTIVE STOCK PLAN

     The Board of Directors adopted, subject to the approval of the shareholders, an amendment to the Company's Amended 1988 Incentive Stock Plan (the "Incentive Plan") increasing the number of authorized shares of Common Stock under the Incentive Plan from 13,500,000 to 17,000,000.

DESCRIPTION OF PROPOSED AMENDMENT

     Currently, 13,500,000 shares of Common Stock have been reserved for issuance under the Incentive Plan, of which 11,189,087 have been used in connection with the granting of (i) "incentive stock options" ("ISOs") described in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"),
(ii) options that are not ISOs ("NSOs"), (iii) restricted stock awards ("Restricted Stock") and (iv) bonus stock awards ("Bonus Stock"). If the amendment is approved, an additional 3,500,000 shares would be available for grant under the Incentive Plan. The Incentive Plan is an essential part of the Company's compensation and reward program for its employees because awards under the Incentive Plan permit employees to benefit from the Company's growth and financial performance. The Board of Directors believes that it is in the best interest of the Company to authorize additional shares under the Incentive Plan to continue to provide employees compensation and reward for their efforts to accomplish the Company's long-term and short-term goals.

DESCRIPTION OF INCENTIVE PLAN

     The Incentive Plan provides for the granting of (i) NSOs to directors and employees of the Company, (ii) ISOs to employees of the Company, (iii) Restricted Stock to employees of the Company, and (iv) Bonus Stock to employees of the Company. As of December 31, 1996, the Company employed approximately 15,000 people, including 120 at its corporate offices. Although the Incentive Plan permits participation of directors, the Company has never granted any awards to a non-employee director and does not intend to do so under the Incentive Plan. Non-employee directors are granted stock option awards pursuant to the Company's Amended 1992 Non-Qualified Stock Option Plan for Non-Employee Directors. The Incentive Plan will terminate in 1999 if not terminated earlier.

     As of April 4, 1997, the aggregate market value of the 9,977,066 shares of Common Stock underlying the options issued and outstanding pursuant to the Incentive Plan was approximately $90,500,000. The stock options are nontransferable options to purchase shares of Common Stock during terms no longer than ten years at prices to be determined by the Board of Directors or the Compensation Committee. With respect to ISOs, such price may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% in the case of an individual who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company). The exercise price of NSOs may not be less than 50% of the fair market value of the Common Stock on the date of grant. Options granted under the Incentive Plan may be exercisable in installments. The Company is authorized to loan, or guarantee loans of, the purchase price of shares issuable upon exercise of options granted under the Incentive Plan.

     The Incentive Plan also provides for the granting of Restricted Stock to employees in such amounts as determined by the Compensation Committee and approved by the Board of Directors. Certificates representing shares of Restricted Stock awarded to the recipients are held by the Company on behalf of the recipient until the applicable conditions to such award, including the completion of an established period of service to the Company, are satisfied. Failure by a recipient to satisfy the conditions of the award may result in such recipient's forfeiture of some or all of the Restricted Stock. The Restricted Stock is valued at the closing sale price of the Company's Common Stock as reported on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") on the date of grant.

     The Incentive Plan also provides for the issuance of Bonus Stock to employees of the Company in payment of a portion of the bonus established by the Compensation Committee otherwise payable to such recipient. Historically, the Compensation Committee has permitted certain employees to elect to accept up to 50% of his or her bonus amount in shares of Bonus Stock. The Bonus Stock is held on behalf of the recipient by the Company for a period of two years from the issuance of the Bonus Stock. The Compensation

Committee may set other terms and conditions on the grant of Bonus Stock. In the event a recipient is no longer employed by the Company prior to the end of the two year period, the recipient will forfeit all of the Bonus Stock. On the second anniversary of the date of grant, a number of shares of Bonus Stock will be delivered to the recipient to equal the elected bonus percentage based on a valuation of 80% of the fair market value of the Company's Common Stock as of the date of grant.

     The Compensation Committee has the discretion to determine the vesting schedules of the options granted pursuant to the Incentive Plan. Historically, options granted under the Incentive Plan have provided that one-third of such options become exercisable three years from the date of grant, two-thirds become exercisable four years from the date of grant, and the remainder become exercisable five years from the date of grant. Restrictions on Restricted Stock lapse in three equal installments commencing on the third anniversary of the issuance of such Restricted Stock. The restrictions with respect to Bonus Stock lapse in full on the second anniversary after the date of grant. The Incentive Plan, however, provides for the accelerated vesting of options, Restricted Stock and Bonus Stock upon the occurrence of certain events. Options, Restricted Stock and Bonus Stock awarded under the Incentive Plan become exercisable without regard to the applicable vesting schedule in the event of the death, permanent disability or retirement of the recipient.

     The amount of any award under the Incentive Plan is subject to the discretion, within the terms of the Incentive Plan, of the Compensation Committee and, therefore, cannot be determined in advance. Similarly, the dollar value of such awards cannot be determined prior to their grant. The table below provides information for 1996 regarding the dollar value and the number of shares underlying awards granted under the Incentive Plan:

                                NEW PLAN BENEFITS
                        AMENDED 1988 INCENTIVE STOCK PLAN

                                         DOLLAR VALUE      NUMBER OF SHARES        DOLLAR VALUE OF
                                           OF 1996         UNDERLYING 1996           1996 STOCK          NUMBER OF SHARES
         NAME AND POSITION              STOCK OPTIONS      STOCK OPTIONS(1)         AWARDS(2)(3)        AWARDED IN 1996(1)
         -----------------              -------------      ----------------        ---------------      ------------------
Joseph C. Hutts....................      $    --(4)             226,593               $105,914                3,732
Chairman of the Board, President and
Chief Executive Officer

Derril W. Reeves...................      $    --(4)             170,113               $ 74,327                2,619
Executive Vice President -
Development

Richard D. Wright..................      $    --(4)             170,113               $ 59,484                2,096
Executive Vice President -
Operations

Thompson S. Dent...................      $    --(4)             170,113               $ 74,327                2,619
Executive Vice President -
Corporate Services

John K. Crawford...................      $    --(4)             127,568               $ 35,532                1,252
Vice President, Treasurer,
and Chief Financial Officer

Executive Group....................      $    --(4)             864,500               $349,585               12,318

Non-Executive Director Group.......      $    --(4)                  --               $     --                   --

Non-Executive Officer
Employee Group.....................      $14,494              2,217,700               $227,608                8,020

-------------------
(1)  Reflects the Company's three-for-two stock split effected in June 1996.
(2) Based upon the closing sale price of the Company's Common Stock of $28.38 as reported on the Nasdaq National Market on December 31, 1996.
(3) Messrs. Hutts, Reeves, Wright, Dent and Crawford elected to forego $94,050, $66,025, $52,820, $66,025 and $31,588 of their 1995 bonuses in exchange for
     3,732, 2,619, 2,096, 2,619 and 1,252 shares of Bonus Stock, respectively. These shares of Bonus Stock will vest in full upon the completion of two years of service from the date of grant.
(4) The closing sale price of the Company's Common Stock of $28.38 as reported on the Nasdaq National Market on December 31, 1996 was less than the exercise price of $30.75 per share.

FEDERAL INCOME TAX CONSEQUENCES

Options

     A recipient of ISOs under the Incentive Plan will not recognize income or gain upon the grant or exercise of the ISOs, but will recognize income or gain upon a sale of shares of Common Stock acquired upon exercise of the ISOs. The recipient will recognize as ordinary income the amount by which the sale price per share of Common Stock acquired upon exercise of ISOs exceeds the exercise price per share if a sale of such shares occurs within two years after the date of grant or one year after the date of exercise of the ISOs. This amount would be treated as a long-term capital gain if (i) the shares of Common Stock were held for two years after grant of the ISOs and one year after exercise of the ISOs, and (ii) the recipient was employed by the Company at all times from the grant of the ISOs through a date three months prior to the date of exercise of the ISOs. The difference, at the time of exercise of an ISO, between the option exercise price and fair market value of the underlying shares is a tax preference item subject to provisions of the Code concerning the alternative minimum tax. The grant or exercise of ISOs does not create a federal income tax deduction for the Company except to the extent a recipient of ISOs recognizes ordinary income.

     With respect to the grant or exercise of NSOs under the Incentive Plan, the Company may deduct for federal income tax purposes the amount of income taxable to a recipient of NSOs. The Code provides that the difference between the exercise price of NSOs and the fair market value of the underlying shares is taxable either at the date of grant of the options or at the date of exercise, but not at both. A NSO is taxable at the date of grant if it has a readily ascertainable fair market value on the date of grant. A NSO is taxable at the date of exercise if it does not have a readily ascertainable fair market value at the date of grant. Generally, in order for an option to be treated as having a readily ascertainable fair market value, identical options must be traded on an established exchange. The difference between the exercise price per share and the fair market value per share on the date of exercise of a NSO will be recognized as ordinary income in the event that a NSO which was not taxed upon the date of grant is exercised. The difference between the amount realized upon the sale of shares of Common Stock acquired upon exercise of a NSO and the sum of the amount of the exercise price plus the amount of income recognized upon grant or exercise of the NSO is taxable upon a sale of such shares.

Bonus Stock and Restricted Stock

     Under Section 83(b) of the Code, a recipient may elect within 30 days after the date of the issuance of Bonus Stock and/or Restricted Stock to recognize ordinary income on the date the shares are issued in an amount equal to the fair market value of the shares on that date less the amount paid therefor. If no election is made, the recipient will be taxed on the fair market value of the shares underlying the Bonus Stock and/or Restricted Stock, less the amount paid therefor, when the Bonus Stock and/or Restricted Stock is no longer forfeitable. The Company will be entitled to a deduction on the date the recipient recognizes income in an amount equal to the fair market value of the shares on that date. A recipient will have a tax basis in the shares equal to the amount of the ordinary income recognized.

REGISTRATION UNDER THE SECURITIES ACT OF 1933

     The Company intends to register the additional shares of Common Stock authorized for issuance under the Incentive Plan on a Registration Statement on Form S-8 as soon as practicable after approval by the shareholders.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
              AMENDMENT TO THE AMENDED 1988 INCENTIVE STOCK PLAN.

PROPOSAL 2: ELECTION OF DIRECTORS

     The Company's Restated Charter provides that the Board of Directors shall be divided into three classes of as nearly equal size as possible. Approximately one-third of the directors are elected each year. The Board of Directors has nominated the three individuals named below under the caption "Class III Nominees" for election as directors to serve until the annual meeting of shareholders in 2000 or until their successors have been elected and qualified. All of the Class III nominees are currently serving on the Board of Directors of the Company with terms expiring at this Annual Meeting.

     The Company's Amended Bylaws provide that the Board of Directors shall consist of not less than three nor more than 15 directors as established by the Board of Directors. The size of the Board of Directors has been established at 11 directors. The Board of Directors currently consists of 10 directors as a result of the resignation of a board member in 1995. The Company has determined not to fill the vacancy at this time.

CLASS III NOMINEES:

RONALD B. ASHWORTH
Age -- 51
Director since 1992

     Since 1991, Mr. Ashworth has served as Executive Vice President and Chief Operating Officer of the Sisters of Mercy Health System, St. Louis, Missouri, a system consisting of hospitals and affiliated health care entities serving a seven-state area in the central and southwestern United States. From 1986 to 1990, Mr. Ashworth served as Vice Chairman of Specialized Industries and Marketing for KPMG Peat Marwick LLP, the Company's independent public accountants. From 1978 to 1985, Mr. Ashworth served as the National Director of the health care practice of KPMG Peat Marwick LLP. Mr. Ashworth is a director of the Franciscan Health System.

JOSEPH C. HUTTS
Age -- 55
Director since 1988

     Mr. Hutts has served as Chairman of the Board, President and Chief Executive Officer of the Company since the Company's inception. From 1977 to 1986, Mr. Hutts served in various positions with Hospital Corporation of America ("HCA"), including Vice President, Operations, Senior Vice President, Western Operations, and President of HCA Health Plans, a managed care subsidiary of HCA. Mr. Hutts served as Vice Chairman and Chief Operating Officer of EQUICOR - Equitable HCA Corporation ("EQUICOR"), an employee benefit company, from 1986 to 1987. Mr. Hutts serves on the boards of directors of Renal Care Group, Inc., a provider of nephrology services ("Renal Care"), and Quorum Health Group, Inc., an owner and operator of hospitals ("Quorum").

DERRIL W. REEVES
Age -- 53
Director since 1988

     Mr. Reeves has served as Executive Vice President, Development, of the Company since the Company's inception. Prior to becoming an officer of the Company, Mr. Reeves served as Vice President of Sales and Marketing with HCA Management Company from 1977 to 1986, at which time he took the position of Senior Vice President, National Sales, with EQUICOR, a position he held until 1987.

CONTINUING DIRECTORS:

     The persons named below will continue to serve as directors until the annual meeting of shareholders in the year indicated and until their successors are elected and take office. Shareholders are not voting at this Annual Meeting on the election of Class I and Class II directors. The following table shows the names, ages and principal occupations of each continuing director and the year in which each was first elected to the Board of Directors.

CLASS I DIRECTORS SERVING UNTIL 1998:

DR. WINFIELD DUNN
Age -- 69
Director since 1988

     Dr. Dunn is a former Governor of the State of Tennessee. From 1979 to 1985, Dr. Dunn served as Senior Vice President, Government Affairs, for HCA. From 1987 to 1991, Dr. Dunn served as Chairman of the Board of First Cumberland Bank. In 1993, Dr. Dunn became Chairman of the Board of MedShares Management Group, Incorporated, an owner and manager of home health care agencies.

C. SAGE GIVENS
Age -- 40
Director since 1989

     Since 1995, Ms. Givens has served as the managing partner of Acacia Venture Partners, a private venture fund specializing in health care services. From 1987 to 1995, Ms. Givens served as a general partner of First Century Management Company. Ms. Givens joined First Century in 1983. Ms. Givens is a director of HEALTHSOUTH Corporation, a leading provider of rehabilitation services and outpatient surgery centers, and UROHEALTH Systems, Inc., a designer, manufacturer and marketer of urological medical products.

DR. JOSEPH A. HILL
Age -- 56
Director since 1989

     Dr. Hill is a physician specializing in family practice at Doctors' Clinic in Vero Beach, Florida, a clinic managed by the Company. Dr. Hill joined Doctors' Clinic in 1973. Dr. Hill served as President of Doctor's Clinic from 1988 to 1991.

RICHARD D. WRIGHT
Age -- 51
Director since 1992

     Mr. Wright has served as Executive Vice President, Operations, since the inception of the Company in 1988. Mr. Wright served in several international positions with HCA concluding in 1986 with the position of Chief Executive Officer of an 800,000 member health maintenance organization in Brazil. He returned to the United States in 1986 to assume the position of Senior Vice President, Development for EQUICOR, a position he held from 1986 until 1987. Mr. Wright is a trustee of Helen Keller International.

CLASS II DIRECTORS SERVING UNTIL 1999:

SAM A. BROOKS, JR.
Age -- 58
Director since 1988

     Mr. Brooks is President, Chief Executive Officer and a director of Renal Care. He is also President of MedCare Investments Corp., a health care investment company, and is Chairman of National Imaging Affiliates, Inc., an owner of outpatient diagnostic imaging centers. From 1986 to 1989, Mr. Brooks was President of Nationwide Health Properties, a health care real estate investment trust. From 1969 to 1986, Mr. Brooks served as the Chief Financial Officer of HCA. Mr. Brooks is a director of Kinetic Concepts, Inc., a hospital bed manufacturer, Nationwide Health Properties, a real estate investment trust, and Quorum.

THOMPSON S. DENT
Age -- 46
Director since 1992

     Mr. Dent has served as Executive Vice President, Corporate Services, since the inception of the Company in 1988 and was selected to serve as Secretary of the Company in 1991. Mr. Dent served as Vice President of Development at EQUICOR from 1986 until 1988. Prior to 1986, Mr. Dent served as Director of Mergers and Acquisitions for HCA. Mr. Dent is a director of Healthcare Realty Trust Incorporated, a real estate investment trust ("HRT").

DR. JAMES A. MONCRIEF
Age -- 61
Director since 1988

     Dr. Moncrief is a physician specializing in pediatrics and pediatric neurology at Green Clinic in Ruston, Louisiana, a clinic managed by the Company. Dr. Moncrief joined Green Clinic in 1966 and serves as its Medical Director.

INFORMATION REGARDING THE BOARD OF DIRECTORS

     The Board of Directors held five meetings during 1996, including regular and special meetings. Each director attended at least 75% of the meetings of the Board of Directors and committees thereof on which the director serves, except for Mr. Reeves.

     The Committees of the Board of Directors consist of an Audit Committee, on which Mr. Brooks and Ms. Givens serve, and a Compensation Committee, on which Mr. Ashworth and Drs. Dunn, Hill and Moncrief serve. During 1996, the Audit Committee met two times, and the Compensation Committee met three times. The Audit Committee is responsible for recommending the independent public accountants to the Board of Directors, reviewing audit fees and supervising matters relating to audit functions and other financial controls. The Compensation Committee is responsible for approving compensation arrangements for executive officers of the Company, reviewing compensation plans, granting stock options and Restricted Stock and Bonus Stock awards and reviewing employee compensation policies. The Board of Directors has no standing nominating committee.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. Non-employee directors are entitled to receive (i) a retainer equal to $7,000 times the number of years for which the non-employee director is elected payable in restricted shares of the Company's Common Stock at a price per share equal to the closing sale price of the Company's Common Stock as of the date of the annual meeting of shareholders at which the director is elected to serve and (ii) options for the purchase of 6,750 shares of Common Stock automatically issued as of January 1 of each year during which the non-employee director serves the Company at a per share price equal to the closing sale price of the Common Stock on the date of grant. Such newly granted options are immediately exercisable for all shares subject to such options. In addition, non-employee directors receive $2,500 in cash per regular and special meeting of the Board of Directors and $1,000 per committee meeting. The shares of restricted stock are held by the Company, and non-employee directors receive one-third of the shares representing the retainer amount referenced above at the completion of each year of service during the term for which they were elected. Board members are reimbursed for their expenses for each meeting attended.

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
           FOR THE ELECTION OF ALL OF THE PROPOSED CLASS III NOMINEES
                           TO THE BOARD OF DIRECTORS.



PROPOSAL 3: SELECTION OF AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors of the Company has appointed, subject to the approval of the shareholders, the firm of KPMG Peat Marwick LLP as independent public accountants to audit the Company's consolidated financial statements for the year ended December 31, 1997. If the appointment of KPMG Peat Marwick LLP is not approved by the shareholders, the matter will be referred to the Audit Committee for further review.

     It is anticipated that representatives of KPMG Peat Marwick LLP will attend the Annual Meeting and will have an opportunity to make a statement, if they determine to do so, and will be available to respond to questions at that time.

 THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE SELECTION
          OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT PUBLIC
            ACCOUNTANTS TO AUDIT THE COMPANY'S CONSOLIDATED FINANCIAL
                STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1997.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth certain information regarding beneficial ownership as of March 31, 1997 (unless otherwise indicated) by (i) all directors, nominees for directors and executive officers, (ii) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company and (iii) all directors and officers as a group. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.


                                                                     SHARES       PERCENTAGE OF
                                                                  BENEFICIALLY     OUTSTANDING
                     NAME OF BENEFICIAL OWNER                       OWNED(1)         SHARES
                     ------------------------                     ------------    -------------
Joseph C. Hutts(2)...............................................    354,081            *
Derril W. Reeves(3)..............................................    496,265            *
Thompson S. Dent(4)..............................................    484,515            *
Richard D. Wright(5).............................................    371,503            *
John K. Crawford(6)..............................................     42,610            *
Ronald B. Ashworth(7)............................................     27,450            *
Sam A. Brooks, Jr.(8)............................................     42,073            *
Winfield Dunn (9)................................................     48,920            *
C. Sage Givens(10)...............................................     36,263            *
Joseph A. Hill, M.D.(11).........................................     57,357            *
James A. Moncrief, M.D.(12)......................................     57,260            *
Putnam Investments, Inc.(13).....................................  6,954,504         11.0
Pilgrim Baxter & Associates(14)..................................  3,755,562          5.9
The Prudential Insurance Company of America(15)..................  4,206,340          6.7
All directors and officers as a group (11 persons)(16)...........  2,018,297          3.1

--------------
*    Less than 1%.
(1) Includes shares of Common Stock subject to options which may be exercised within 60 days of March 31, 1997. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table.
(2) Includes options to purchase 206,885 shares of Common Stock and 23,642 shares of restricted Common Stock. Excludes unvested options to purchase 648,458 shares of Common Stock.
(3) Includes options to purchase 197,843 shares of Common Stock and 16,998 shares of restricted Common Stock. Excludes unvested options to purchase 486,703 shares of Common Stock.
(4) Includes options to purchase 197,843 shares of Common Stock and 16,999 shares of restricted Common Stock. Of these shares, 133,630 shares are held in three trusts by Mr. Dent for the benefit of members of his immediate family. Excludes unvested options to purchase 486,703 shares of Common Stock.
(5) Includes options to purchase 197,843 shares of Common Stock and 14,832 shares of restricted Common Stock. Of these shares, 5,347 shares are held by Mr. Wright for the benefit of his minor daughter. Excludes unvested options to purchase 486,703 shares of Common Stock.
(6) Includes options to purchase 21,953 shares of Common Stock and 5,787 shares of restricted Common Stock. Of these shares, 1,270 shares are held in trust by Mr. Crawford for the benefit of his two minor daughters. Excludes unvested options to purchase 344,153 shares of Common Stock.
(7) Includes options to purchase 25,895 shares of Common Stock and 787 shares of restricted Common Stock.
(8) Includes options to purchase 36,000 shares of Common Stock and 617 shares of restricted Common Stock.
(9) Includes options to purchase 44,438 shares of Common Stock and 999 shares of restricted Common Stock.
(10) Includes options to purchase 27,563 shares of Common Stock and 999 shares of restricted Common Stock.
(11) Includes options to purchase 27,563 shares of Common Stock and 999 shares of restricted Common Stock.
(12) Includes options to purchase 27,563 shares of Common Stock and 617 shares of restricted Common Stock.

(13) Of these shares, Putnam Investments, Inc., a registered investment adviser ("Putnam"), has shared voting power as to 100,701 shares and no voting power as to 6,853,803 shares. Putnam is a wholly-owned subsidiary of Marsh & McLennan Companies. Putnam's address is One Post Office Square, Boston, Massachusetts 02109. Information is as of December 31, 1996 and is derived from Securities and Exchange Commission ("SEC") filings.
(14) Pilgrim Baxter & Associates, a registered investment adviser ("Pilgrim"), has shared voting power as to 3,755,562 shares. Pilgrim's address is 11255 Drummers Lane, Suite 300, Wayne, Pennsylvania 19087. Information is as of December 31, 1996 and is derived from SEC filings.
(15) Of these shares, The Prudential Insurance Company of America ("Prudential"), has shared voting power as to 3,414,478 shares. Prudential's address is 751 Broad Street, Newark, New Jersey 07102. Information is as of December 31, 1996 and is derived from SEC filings.
(16) Includes options to purchase 1,011,369 shares of Common Stock and 83,276 shares of restricted Common Stock.


           COMPLIANCE WITH REPORTING REQUIREMENTS OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's securities to file reports of ownership and changes in ownership with the SEC.

     Based solely on a review of copies of reports filed with the SEC and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company notes that Richard D. Wright filed a report on Form 5 after inadvertently failing to report in a timely manner the sale of 10,000 shares of Common Stock. In addition, Ronald Ashworth filed a report on Form 5 after inadvertently failing to report in a timely manner the sale of 2,983 shares of Common Stock.

                             EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning compensation paid or accrued by or on behalf of the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 (hereinafter, collectively referred to as the "Named Executive Officers") for services rendered in all capacities to the Company for the years ended December 31, 1994, 1995 and 1996:

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                                       --------------------------------------------  -----------------------------------------------
                                                                                       RESTRICTED      SECURITIES
          NAME AND                                                  OTHER ANNUAL          STOCK        UNDERLYING       ALL OTHER
     PRINCIPAL POSITION         YEAR   SALARY($)    BONUS($)     COMPENSATION($)(1)  AWARDS($)(2)(3)  OPTIONS(#)(3)  COMPENSATION($)
     ------------------         ----   ---------    --------     ------------------  ---------------  -------------  ---------------
Joseph C. Hutts..............   1996    $508,000   $178,300(4)           --                   --        226,593         $ 7,500(5)
   Chairman of the Board        1995     396,000    188,100(6)           --                   --        206,004          13,836(7)
   President and Chief          1994     350,000    126,560              --               58,741        109,318          15,445(8)
   Executive Officer

Derril W. Reeves.............   1996    $358,000   $124,810(4)           --                   --        170,113         $ 7,500(5)
   Executive Vice President--   1995     278,000    132,050(6)           --                   --        150,874          13,490(7)
   Development                  1994     250,000     90,400(9)           --               41,965         79,852          11,179(8)

Richard D. Wright............   1996    $358,000   $124,810(4)           --                   --        170,113         $ 7,500(5)
   Executive Vice President--   1995     278,000    132,050(6)           --                   --        150,874          11,293(7)
   Operations                   1994     250,000     90,400(9)           --               41,965         79,852          10,597(8)

Thompson S. Dent.............   1996    $358,000   $124,810(4)           --                   --        170,113         $ 7,500(5)
   Executive Vice President--   1995     278,000    132,050(6)           --                   --        150,874          10,806(7)
   Corporate Services           1994     250,000     90,400(9)           --               41,965         79,852           9,577(8)

John K. Crawford.............   1996    $258,000    $71,325(4)           --                   --        127,568          $8,155(5)
   Vice President, Treasurer    1995     175,000     63,175(6)           --                   --        113,155           7,731(7)
   and Chief Financial Officer  1994     140,000     36,162(9)           --               15,156         52,303           7,734(8)

--------------
(1) Perquisites and other personal benefits paid to each of the Named Executive Officers is less than $50,000 or 10% of the total salary and bonus reported for the Named Executive Officers, and, therefore, the amount of such other annual compensation is not reported.
(2) The number and value of the aggregate restricted stock holdings, other than the shares of Bonus Stock described in Notes 6 and 9 below, as of December 31, 1996 was 60,194 shares and $1,708,306, respectively, based upon the closing sale price of the Company's Common Stock of $28.38 per share, as reported on the Nasdaq National Market. These shares of Restricted Stock vest as to one-third each year beginning on the third anniversary of the date of grant. The shares of Bonus Stock referred to in Note 9 were issued on January 3, 1995 at a per share price of $8.91. The shares of Bonus Stock referred to in Note 6 were issued on January 3, 1996 at a per share price of $25.20. Dividends, if any, will be paid on all shares of Restricted Stock and Bonus Stock. The shares of Bonus Stock referred to in Note 4 were issued on January 3, 1997 at a per share price of $22.80. The amounts reflected in the column were determined by multiplying the closing sale price of the Company's Common Stock on the date of grant by the number of shares awarded.
(3) Reflects the three-for-two stock splits of the Company's Common Stock effected in December 1994, September 1995 and June 1996.
(4) Of these amounts, Messrs. Hutts, Reeves, Wright, Dent and Crawford elected to forego $89,148, $62,404, $24,943, $62,404 and $35,249 in exchange for
     3,910, 2,737, 1,094, 2,737 and 1,564 shares of Bonus Stock, respectively. These shares of Bonus Stock will vest in full upon the Named Executive Officer's completion of two years of service from the date of grant.
(5) Includes the 1996 contributions by the Company to a defined contribution plan of $7,500 for each Named Executive Officer and includes excess premiums paid by the Company in 1996 on group term life insurance of $655 on behalf of Mr. Crawford.
(6) Of these amounts, Messrs. Hutts, Reeves, Wright, Dent and Crawford elected to forego $94,046, $65,999, $52,807, $65,999 and $31,563 in exchange for
     3,732, 2,619, 2,095, 2,619 and 1,252 shares of Bonus Stock, respectively. These shares of Bonus Stock will vest in full upon the Named Executive Officer's completion of two years of service from the date of grant.

(7) Includes the 1995 contributions by the Company to a defined contribution plan of $7,500 for each Named Executive Officer and includes excess premiums paid by the Company in 1995 on term life insurance policies of $6,336, $5,990, $3,793, $3,306 and $231 paid on behalf of Messrs. Hutts,
     Reeves, Wright, Dent and Crawford, respectively.
(8) Includes the 1994 contributions by the Company to a defined contribution plan of $7,500 for each Named Executive Officer and includes excess premiums paid by the Company in 1994 on term life insurance policies of $7,945, $3,679, $3,097, $2,077 and $234 paid on behalf of Messrs. Hutts,
     Reeves, Wright, Dent and Crawford, respectively.
(9) Of these amounts, Messrs. Reeves, Wright, Dent and Crawford elected to forego $29,995, $14,998, $45,193 and $18,065 in exchange for 3,366, 1,683,
     5,071 and 2,026 shares of Bonus Stock, respectively. These shares of Bonus Stock vested in full on January 1, 1997.

     The following table sets forth information concerning the stock options granted to the Named Executive Officers in 1996:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                            INDIVIDUAL GRANTS
                                    -------------------------------------------------------------      POTENTIAL REALIZABLE
                                     NUMBER OF                                                           VALUE AT ASSUMED
                                    SECURITIES       PERCENT OF                                            ANNUAL RATES
                                    UNDERLYING      TOTAL OPTIONS        EXERCISE                         OF STOCK PRICE
                                      OPTIONS        GRANTED TO          OR BASE                           APPRECIATION
                                      GRANTED       EMPLOYEES IN          PRICE       EXPIRATION         FOR OPTION TERM(3)
       NAME                           (#)(1)         FISCAL YEAR        ($/SH)(2)        DATE          5% ($)          10% ($)
       ----                         ----------      -------------       ---------     -----------    ----------     -----------
Joseph C. Hutts...............       226,593              7.4%            $30.75        11/5/06      $4,381,971     $11,104,775
Derril W. Reeves..............       170,113              5.5              30.75        11/5/06       3,289,732       8,336,827
Richard D. Wright.............       170,113              5.5              30.75        11/5/06       3,289,732       8,336,827
Thompson S. Dent..............       170,113              5.5              30.75        11/5/06       3,289,732       8,336,827
John K. Crawford..............       127,568              4.1              30.75        11/5/06       2,466,975       6,251,799

-------------
(1) Options become exercisable in three equal annual installments beginning on the third anniversary of the date of the grant. Options listed in the table were granted under the Company's Amended 1988 Incentive Stock Plan.
(2) Represents the fair market value per share of the Company's Common Stock on the date of the grant of the option.
(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term and based upon assumed rates of appreciation in the market price of the Common Stock of 5% and 10% compounded annually from the date of grant to the expiration date. Actual gains, if any, upon the exercise of stock options will depend on the future performance of the Common Stock and the date on which the options are exercised.

     The following table sets forth information with respect to the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year by the Named Executive Officers:

                       AGGREGATED OPTION EXERCISES IN LAST
                         FISCAL YEAR AND FISCAL YEAR END
                                  OPTION VALUES

                                                                   NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                              SHARES                            OPTIONS AT FISCAL YEAR-END(#)        AT FISCAL YEAR-END($)(1)
                            ACQUIRED ON           VALUE         ----------------------------       -----------------------------
      NAME                  EXERCISE(#)       REALIZED ($)      EXERCISABLE    UNEXERCISABLE       EXERCISABLE     UNEXERCISABLE
      ----                  -----------       ------------      -----------    -------------       -----------     -------------
Joseph C. Hutts........         --                 --             192,726          662,619          $4,722,328       $6,159,493
Derril W. Reeves.......         --                 --             187,730          496,817           4,614,240        4,697,243
Richard D. Wright......         --                 --             187,730          496,817           4,614,240        4,697,243
Thompson S. Dent.......         --                 --             187,730          496,817           4,614,240        4,697,243
John K. Crawford.......       15,000            $485,500           20,801          370,306             495,399        3,537,746

------------
(1) Based upon the closing sale price of the Company's Common Stock of $28.38 per share as reported on the Nasdaq National Market on December 31, 1996, less the exercise price for the options.


     The Company has not awarded stock appreciation rights to any employee of the Company and has no long-term incentive plans, as such term is defined in SEC regulations.

RETIREMENT PLAN

     The Company developed a supplemental, non-qualified retirement plan (the "Retirement Plan") for certain of the Company's executive officers effective as of January 1, 1995. The Compensation Committee of the Company's Board of Directors possesses the authority to designate which executive officers of the Company are eligible to participate in the Retirement Plan. As of December 31, 1996, the Compensation Committee has selected Messrs. Hutts, Reeves, Wright and Dent (the "Eligible Officers") to participate. The Company has acquired certain insurance policies with respect to each of the Eligible Officers and funds the Retirement Plan through the development of cash surrender values and death benefits on such policies. The Company will review annually the level of funding provided by the death benefit and cash surrender values of the insurance policies and compare such amounts to the estimated pension benefits payable to the Eligible Officers. The Company may elect to terminate the Retirement Plan at any time as a result of such comparison.

     The Retirement Plan also provides a death benefit for Eligible Officers while they are employees of the Company. Pursuant to the Retirement Plan, the estate of an Eligible Officer who dies while an employee of the Company will be entitled to receive a taxable death benefit ranging between one and three times the Eligible Officer's salary.



     The following table illustrates the total combined estimated annual pension benefits payable to an Eligible Officer at normal retirement age (age 60) under the Retirement Plan, based on compensation that is covered under the plans and years of service with the Company and its subsidiaries:

                 RETIREMENT PLAN AND DEFERRED COMPENSATION PLAN

  AVERAGE ANNUAL REMUNERATION
 PLUS COMPANY CONTRIBUTIONS TO                           YEARS OF SERVICE AT RETIREMENT
    THE COMPANY'S QUALIFIED      ------------------------------------------------------------------------------
   RETIREMENT PLAN (401(K))         15                20               25               30                35
 -----------------------------   --------          --------         --------         --------          --------
          $  200,000             $110,000          $110,000         $110,000         $132,000          $154,000

             300,000              165,000           165,000          165,000          198,000           231,000

             400,000              220,000           220,000          220,000          264,000           308,000

             500,000              275,000           275,000          275,000          330,000           385,000

             600,000              330,000           330,000          330,000          396,000           462,000

             700,000              385,000           385,000          385,000          462,000           539,000

             800,000              440,000           440,000          440,000          528,000           616,000

             900,000              495,000           495,000          495,000          594,000           693,000

           1,000,000              550,000           550,000          550,000          660,000           770,000

           1,100,000              605,000           605,000          605,000          726,000           847,000

           1,200,000              660,000           660,000          660,000          792,000           924,000


     An Eligible Officer's annual retirement benefits payable under the Retirement Plan are based upon the average base rate of compensation for the three completed calendar years immediately preceding the Eligible Officer's retirement plus the Company's contribution to the Eligible Officer's qualified retirement account ("401(k)"). Benefits under the Retirement Plan are computed as straight life annuity amounts and are subject to an offset equal to the maximum annual payment which would be provided by an annuity that could be purchased with that portion of the Eligible Officer's 401(k) funded by contributions by the Company. Benefits under the Retirement Plan are not subject to offset of Social Security benefits or the maximum limitation on 401(k)s.

     As of December 31, 1996, the average three-year base compensation of the Eligible Officers was: (i) Mr. Hutts, $418,000; (ii) Mr. Reeves, $295,333; (iii) Mr. Wright, $295,333; and (iv) Mr. Dent, $295,333. The estimated credited years of service for the Eligible Officers were: (i) Mr. Hutts, nine years; (ii) Mr. Reeves, nine years; (iii) Mr. Wright, nine years; and (iv) Mr. Dent, nine years.

EMPLOYMENT CONTRACTS AND TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

     As of March 31, 1994, each of Messrs. Hutts, Reeves, Dent and Wright entered into an Amended Employment Agreement with the Company (the "Amended Agreements"). The Amended Agreements supersede the employment agreements entered into by such executive officers as of August 30, 1991 and extend the employment of the executive officers for an initial period of five years from the date of the execution of the Amended Agreements, unless earlier terminated. Each executive officer and the Company will begin to negotiate in good faith for the renewal of the Amended Agreements commencing on the third anniversary of the Amended Agreements. Failure by the Company and the executive officer to reach agreement as to the renewal of the Amended Agreement within six months after the third anniversary of the Amended Agreement will result in the Amended Agreement being terminated without cause. Effective as of January 1, 1995, the Company entered into an employment agreement with Mr. Crawford, the provisions of which are described below. The initial term of the agreement with Mr. Crawford is for three years and is automatically renewable for successive one year terms unless earlier terminated.

     Each of the Amended Agreements provides that the executive officer may terminate his agreement upon giving 90 days prior written notice of termination to the Company. The employment agreement with Mr. Crawford provides for 60 days written notice of termination. The Amended Agreements and the agreement with Mr. Crawford also provide that the Company may terminate the executive officer at any time for cause, which includes a violation by the executive officer of any material term of the agreement or if the executive officer is convicted of a felony or commits an act of dishonesty, fraud or embezzlement against the Company.

     In the event the Company terminates an executive officer without cause, the Company is obligated to pay to such executive officer all bonuses and unreimbursed expenses owed that have accrued. The Company will also (i) continue to pay the executive officer's salary for the longer of the remaining term of the Amended Agreement or 24 months, (ii) continue to provide insurance and other benefits for the period the salary is paid, (iii) provide that all grants of options, Restricted Stock, Bonus Stock and all other incentive stock awards become fully vested and (iv) cause all deferred compensation, supplemental retirement programs and similar programs to become fully funded. In the event of a merger, share exchange or consolidation of the Company where the Company does not survive or in the event any person becomes the holder of 50% or more of the Company's outstanding voting securities, and the executive officer terminates the Amended Agreement within two years of such event, the executive officer will be entitled to the benefits described immediately above. The employment agreement with Mr. Crawford contains the same provisions as set forth above except that Mr. Crawford's salary would continue for the longer of the remaining term of his agreement or 18 months.

     In the event the executive officer becomes disabled and his disability continues for a period of 60 consecutive days, the Company will pay the disabled executive officer's insurance, bonus and other benefits for a period of six months from the date of the beginning of the disability. The executive officer's salary would be reduced by any disability income paid pursuant to any disability insurance policy maintained under the terms of the Amended Agreement and the employment agreement with Mr. Crawford. Messrs. Hutts, Reeves, Dent and Wright have individual disability insurance policies, the premiums for which are paid by the Company. All other officers and employees of the Company, including Mr. Crawford, have disability insurance through a group policy, the premiums for which are also paid by the Company.

     Each of the executive officer's compensation shall consist of an annual salary determined by the Compensation Committee, vacation, bonuses and reimbursement for all reasonable expenses incurred in the performance of his duties. For 1997, Mr. Hutts' base salary is $570,000 and the base salary for each of Messrs. Reeves, Dent and Wright is $400,000. Mr. Crawford's base salary is $300,000. The base salary of the executive officers may be adjusted each year by the Compensation Committee.

     Under the Amended Agreements, each executive officer agrees that during the term of the applicable agreement and for a period of 24 months following the expiration or termination of the applicable agreement (18 months in the case of Mr. Crawford), the executive officer will not (i) operate, develop or own any interest in, other than the ownership of less than 5% of the securities of a publicly-traded company, any business which has significant (viewed in relation to the business of the Company) activities relating to the ownership, management or operation of, or consultation regarding multi-specialty medical clinics ("Clinics") or physician group practices (a "Business"), (ii) compete with the Company or any of its subsidiaries and affiliates in the operation or development of any Clinic or Business, (iii) be employed by or consult with any business which owns, manages, operates or engages in the consulting business regarding Clinics or Businesses, (iv) interfere with, solicit, disrupt or attempt to disrupt any past, present or prospective relationship between the Company, its subsidiaries or affiliates and any customer, client, supplier or employee of the Company, or (v) solicit any employee of the Company to leave their employment with the Company or hire any such employee to work for a Business. In the event the executive officer is terminated without cause, the above provisions are applicable only for so long as the Company is obligated to pay the executive officer's compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors during 1996 consisted of Mr. Ashworth and Drs. Dunn, Hill and Moncrief. None of the members of the Compensation Committee has at any time been an officer or employee of the Company or any of its subsidiaries, nor have any of the members had any relationship with the Company requiring disclosure by the Company, except for Drs. Hill and Moncrief, whose relationships are described hereinafter under the caption "Certain Relationships and Related Transactions."

EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company are as follows:

NAME                           AGE       POSITION
----                           ---       --------
Joseph C. Hutts............     55       Chairman of the Board, President, and Chief
                                         Executive Officer

Derril W. Reeves...........     53       Executive Vice President, Development

Richard D. Wright..........     51       Executive Vice President, Operations

Thompson S. Dent...........     46       Executive Vice President, Corporate Services, and
                                         Secretary

John K. Crawford...........     38       Vice President, Treasurer and Chief Financial Officer


     See "Proposal 2: Election of Directors" for information regarding the backgrounds of Messrs. Hutts, Reeves, Wright and Dent, respectively.

     Mr. Crawford has served as Vice President and Treasurer of the Company since 1993 and as Chief Financial Officer since 1995. From 1991 to 1993, Mr. Crawford served as Director of Clinic Financial Operations for the Company. Prior to joining the Company, from 1987 to 1991, Mr. Crawford served as a Senior Manager for KPMG Peat Marwick LLP, in Nashville, Tennessee, the Company's independent public accountants.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     This report is submitted by the Compensation Committee of the Company at the direction of the Board of Directors pursuant to rules established by the SEC. This report provides certain data and information regarding the compensation and benefits provided to Mr. Hutts, the Company's Chief Executive Officer, as well as to Messrs. Reeves, Dent, Wright and Crawford (together, the "Named Executive Officers").

     The Compensation Committee is responsible for establishing and administering the Company's executive compensation policies and programs within the guidelines of the Company's compensation philosophy. Recommendations relating to the compensation of the Named Executive Officers are made by the Compensation Committee to the Board of Directors, which makes the final decisions as to compensation. Employees serving on the Board of Directors do not participate in the determination of their own compensation.

COMPENSATION PHILOSOPHY

     The Compensation Committee's philosophy is to provide significant ownership opportunity to the Named Executive Officers so that they will continue to be motivated towards shareholder return and increased shareholder value. The compensation policies and programs utilized by the Compensation Committee and endorsed by the Board of Directors generally consist of the following:

     - Recommend the Named Executive Officers' total compensation in relation to Company performance;

     - Support the team concept among the Named Executive Officers by providing comparable base compensation amounts;

     - Align base salary and bonus amounts for the Named Executive Officers with annual compensation levels paid to executive officers of companies comparable in size and performance to the Company; and

     - Provide long-term incentive compensation in the form of stock options and Restricted Stock awards based upon a percentage of annual salary to motivate and retain high quality executive officers.

     The compensation program of the Company generally consists of (i) base salary and annual incentive compensation in the form of cash bonuses and/or Bonus Stock awards, and (ii) long-term incentive compensation in the form of stock options and Restricted Stock awards.

COMPENSATION

     The Compensation Committee in 1996 utilized the services of an independent compensation consulting firm retained since 1993 to further develop the compensation program for the Named Executive Officers. At the suggestion of the consulting firm, the Compensation Committee adopted certain refinements to the Company's compensation and benefit program. The 1996 compensation package for the Named Executive Officers continued to include annual compensation in the form of base salary, cash bonuses and/or Bonus Stock as well as long-term compensation in the form of stock options.

     The following briefly describes the sources of compensation:

ANNUAL COMPENSATION

     The Company's annual salary levels are intended to reflect the level of responsibility of the particular executive officer, with increases in salary resulting from the individual performance of the executive officer and the financial results of the Company, as measured by increases over prior year levels of the Company's pre-tax earnings, pre-tax profit margin, return on capital, earnings per share and cash flow from operations. No specific weighting was assigned to any of these factors. In determining the levels of annual compensation payable to the Named Executive Officers, the Company used comparisons to compensation paid to executive officers in companies in the health care industry with comparable operating histories. The companies utilized in the comparison were located throughout the United States and many, but not all, of such companies are included in the peer group indices used in the performance graph included elsewhere in this Proxy Statement.

     Bonuses for the Named Executive Officers are based upon an assessment of the Company's growth and performance during the year and are typically paid shortly after the end of the fiscal year during which services were performed. The level of the bonus paid also reflects the measure of responsibility of the particular executive officer in the Company's performance during the year and the level of recognition due to such executive officer for outstanding performance. A percentage of annual salary is used for the Named Executive Officers to establish a targeted maximum amount for bonus awards. In establishing the level of bonuses paid, the Compensation Committee utilizes a formula based upon a comparison of actual earnings per share and return on capital achieved during the year as compared to budgeted amounts for such results. Each of these factors are weighted equally in application of the bonus formula.

     An executive officer, as well as certain employees of the Company, may elect to receive up to 50% of the value of his bonus for 1996 in Bonus Stock, which shares will be subject to a two year transfer restriction. In the event an executive officer elects to receive a portion of his bonus in shares of Bonus Stock, such shares will be issued at a per share value equal to 80% of the fair market value of such shares on the date of grant. This discount is designed to compensate for (i) the time value of money of the deferred payment, (ii) the risk of forfeiture associated with the Bonus Stock and (iii) the risks associated with fluctuations in the per share price of the Bonus Stock over such two year period.

LONG-TERM COMPENSATION

     The Company's long-term compensation strategy includes the grant of stock options and Restricted Stock awards. The Company grants stock options and shares of Restricted Stock to provide a total compensation package which rewards contributions by the executive officers to the Company's long-term stock performance. These grants are intended not only to motivate and retain the executive officers in the service of the Company, but to more closely align the Named Executive Officers' interests with those of the Company's shareholders.

     The amount of long-term compensation granted to the Named Executive Officers in 1996 was based upon a consideration of the value of long-term compensation paid by both a broad-based group of 23 similarly sized health care management companies who have been publicly held for several years as well as that paid by a group of 12 peer health care companies who became publicly held during the last few years. In response to the recommendations of the consulting firm, the Compensation Committee targeted the Company's long-term compensation paid to its executive officers to place the Company at the median of the 23 comparable companies used in the study.

     The Compensation Committee provided the Named Executive Officers the flexibility to determine the percentage of their long-term compensation to be paid in stock options and in Restricted Stock. In 1996, each of the Named Executive Officers opted to receive stock options rather than Restricted Stock.

COMPENSATION PAID IN 1996

     The independent compensation consulting firm retained by the Compensation Committee continued to evaluate compensation levels paid to the Named Executive Officers. Based upon an analysis of 23 similarly sized health care management companies to which the Company was compared, the consulting firm recommended a salary increase for the Named Executive Officers over 1995 levels.

     In response to the recommendations of the consulting firm and in recognition of the performance of Messrs. Reeves, Dent and Wright and the financial results of the Company, the Compensation Committee determined to increase the base salaries of each of these executive officers by 28.8% over 1995 levels. The amount of salary payable to these executive officers was based upon the consulting firm's recommendation to target the Company's compensation paid to its executive officers to place the Company in the top 25% of the 23 comparable companies used in the study. The salary levels were also based upon the Company's improved earnings per share, return on capital, pre-tax earnings, pre-tax profit margin and cash flow from operations over 1995 levels. No specific weighting was assigned by the Compensation Committee or the Board of Directors to any of the factors considered in determining salary amounts for Messrs. Reeves, Dent and Wright. The amounts payable to Messrs. Reeves, Dent and Wright remained equal in amount in order to promote the Company's team approach to compensation and the understanding that these individuals perform equally vital roles in different aspects of the Company's business.

     The base salary payable to Mr. Crawford was increased by 47.4% over his 1995 salary in recognition of Mr. Crawford's contributions to the continued success of the Company. Mr. Crawford's salary increase, while influenced by the recommendations of the consulting firm, was based on an assessment of Mr. Crawford's performance and on the Company's improved earnings per share, return on capital, pre-tax earnings, pre-tax profit margin and cash flow from operations over 1995 levels. No specific weighting was assigned by the Compensation Committee or the Board of Directors to any of the factors considered in determining salary amounts for Mr. Crawford.

     The Compensation Committee determined to issue to each of Messrs. Reeves, Dent and Wright options for the purchase of 170,113 shares of Common Stock. The amounts awarded to each of these executive officers reflect the team approach maintained in compensation decisions for these individuals as well as their equally vital role with the Company during 1996. The stock options were also granted in recognition of continued improved pre-tax margins, earnings and cash flow of the Company and an opportunity to provide the executive officers with a larger percentage of the outstanding shares of the Company's Common Stock in accordance with the consulting firm's target median level of comparable companies referenced above. The awards to Mr. Crawford of options for the purchase of 127,568 shares of Common Stock during 1996 were in response to the desire to increase Mr. Crawford's ownership of the Company's Common Stock in accordance with the consulting firm's recommendation and in recognition of his service to the Company.

     The bonuses paid to Messrs. Reeves, Dent and Wright for 1996 were greater than the bonuses paid in 1995 as a result, in part, of the continued growth of the Company and the goal of providing comparable compensation to these executive officers in recognition of the team approach to compensation. The Compensation Committee utilized the criteria referenced under the caption "Annual Compensation" to establish bonus level amounts. The percentage which Mr. Reeves', Dent's and Wright's bonus should represent of their total base salary was established at 40%. The criteria utilized to determine Mr. Crawford's bonus included (i) the same financial criteria utilized in establishing the bonus amounts payable to Messrs. Reeves, Dent and Wright, (ii) an analysis of the results of operations of the Company's affiliated clinics as compared to projected performance levels and (iii) a subjective evaluation of performance by the Compensation Committee not used for calculating the bonuses of the Named Executive Officers other than Mr. Crawford. The percentage which Mr. Crawford's bonus should represent of his total base salary was established at 35%.

     The Compensation Committee intends to structure future compensation so that executive compensation paid by the Company is fully deductible in accordance with Section 162(m) of the Code, which generally disallows a tax deduction to public companies for annual compensation over $1,000,000 paid to certain executive officers unless certain conditions are met.

COMPENSATION PAID IN 1996 TO THE CHIEF EXECUTIVE OFFICER

     The Compensation Committee determined to recommend an increase in the salary of Mr. Hutts, the Company's Chief Executive Officer, of approximately 28.3% and determined to grant options for the purchase of 226,593 shares of Common Stock in 1996. The compensation levels established for Mr. Hutts were in response to the Compensation Committee's assessment of the Company's revenue growth, which increased by approximately 73.5% compared to 1995, the Company's earnings per share, return on capital, pre-tax earnings, the Company's pre-tax margins and level of cash flow from operations as compared to projected amounts, and the Company's success in acquiring additional physician groups as well as in recognition of Mr. Hutts' leadership of the Company. The percentage which Mr. Hutts' bonus should represent of his total base salary was established at 40%. Mr. Hutts' total compensation was also increased over 1995 levels to maintain his compensation at a level consistent with positioning the Company's compensation to its Chief Executive Officer within the top 25% of the 23 comparable companies used in the study performed by the consulting firm. Stock option grants as well as bonus amounts for 1996 were all subject to the same formulae utilized for each of Messrs. Reeves, Dent and Wright.

     With the assistance of the independent consulting firm, the Compensation Committee will continue to monitor the financial performance of the Company and its executive officers in reassessing executive compensation.

                                            COMPENSATION COMMITTEE

                                            Dr. Winfield Dunn, Chairman
                                            Ronald B. Ashworth
                                            Dr. Joseph A. Hill
                                            Dr. James A. Moncrief

                          COMPARATIVE PERFORMANCE GRAPH


     The following is a comparative performance graph which compares the percentage change of cumulative total shareholder return on the Company's Common Stock with (a) the performance of a broad equity market indicator, the CRSP Index for Nasdaq Stock Market (US Companies) (the "Broad Index"), and (b) the performance of a published industry index, the CRSP Index for Nasdaq Health Services Stocks (the "Industry Index"). The graph begins on January 22, 1992, the date on which the Company's Common Stock first began trading on the Nasdaq National Market, and assumes the investment on such date of $100 in the Company's Common Stock, the Broad Index and the Industry Index and assumes that all dividends, if any, were reinvested at the time they were paid.

CRSP Total Returns Index for:          12/31/91   12/31/92   12/31/93   12/30/94   12/29/95   12/31/96
PhyCor, Inc.                                        91.2       169.1      236.0      669.2      563.3

Nasdaq Stock Market (US Companies)        94.4     109.8       126.1      123.2      174.3      214.4

Nasdaq Health Services Stocks             96.7     100.2       115.6      124.1      157.6      157.7
SIC 8000-8099 US & Foreign

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Dr. James A. Moncrief, a director of the Company, is Medical Director of the Green Clinic and a partner of The Green Clinic Partnership, with which the Company has entered into a 30-year service agreement in connection with the operation of the Green Clinic. Dr. Moncrief is also a partner of Medical Clinical Properties Company, an affiliate of the Green Clinic Partnership, which has leased the clinic facility to the Green Clinic Partnership. Such partnership has subleased the facility to the Company for an annual rental of approximately $960,000.

     Dr. Joseph A. Hill, a director of the Company, is a shareholder of Gold, Vann & White, P.A., with which the Company has entered into a 25-year service agreement in connection with the operation of the Doctors' Clinic.

     Mr. Dent, an executive officer and director of the Company, is a director and shareholder of HRT. During 1993, the Company sold its property in Vero Beach, Florida to HRT for a purchase price of approximately $10.0 million. The Vero Beach property is leased from HRT by PhyCor of Vero Beach, Inc., a wholly-owned subsidiary of the Company, at a base rental of approximately $1.1 million per year for a term of 15 years. The affiliated physician group in Harlingen, Texas sold its property to HRT, which it then leased from HRT at a base rental of approximately $520,000 per year for a term of 15 years. PhyCor of Harlingen, Inc., a wholly-owned subsidiary of the Company, subleases the Harlingen, Texas property from the affiliated physician group for the same base rental amount. On November 15, 1996, HRT acquired Lewis-Gale Building Corporation, the owner of properties occupied by a physician group based in Roanoke, Virginia which is affiliated with the Company. The properties are leased by the clinic under a 15-year agreement which includes rent and certain operating expenses. Such payments totaled approximately $465,000 in 1996. The Company has guaranteed the lease obligations of the physician group to HRT.

     Mr. Hutts, President, Chief Executive Officer and Chairman of the Board of the Company, and Mr. Brooks, a director of the Company, are directors of Quorum. The Company has entered into an agreement with Quorum to obtain access to volume purchasing agreements, materials management support and other services. Total payments by the Company to Quorum for such services during 1996 were approximately $117,000.

     The Company provides management services to PhyCor Management Company ("PMC"), an entity in which the Company owns a minority interest, pursuant to an Administrative Services Agreement. For services rendered pursuant to the Administrative Services Agreement, the Company receives a fee equal to the costs incurred from providing services plus a fee of 10% of such costs. Mr. Hutts, a director and executive officer of the Company, is a director of PMC. The Company received total payments of approximately $2.8 million in 1996 pursuant to the Administrative Services Agreement, including reimbursement of costs incurred equal to approximately $2.6 million.


                              SHAREHOLDER PROPOSALS

     If a shareholder wishes to have a proposal considered for inclusion in the Company's proxy materials for the 1998 annual meeting of shareholders, the proposal must comply with the Securities and Exchange Commission's proxy rules, be stated in writing and be submitted on or before November 30,

1997. Any proposals should be mailed to the Company at 30 Burton Hills Boulevard, Suite 400, Nashville, Tennessee 37215, Attention: Thompson S. Dent, Secretary.

                                  OTHER MATTERS

     The Board of Directors is not aware of any other matters to be brought before the Annual Meeting. If any other matters, however, are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

     UPON THE WRITTEN REQUEST OF ANY HOLDER OF THE COMPANY'S COMMON STOCK ENTITLED TO VOTE AT THE 1997 ANNUAL MEETING OF SHAREHOLDERS, THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, INCLUDING THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO JOHN K. CRAWFORD, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER, PHYCOR, INC., 30 BURTON HILLS BOULEVARD, SUITE 400, NASHVILLE, TENNESSEE 37215.

                                        By Order of the Board of Directors,


                                                       [Sig]

                                        Thompson S. Dent
                                        Secretary

                                                                     APPENDIX A

                                  PHYCOR, INC.

                        AMENDED 1988 INCENTIVE STOCK PLAN

     1. The Purpose of the Plan. This incentive stock plan (the "Plan") is intended to provide an opportunity for individuals performing services to PhyCor, Inc., a Tennessee corporation (the "Corporation"), including officers, directors and key employees of the Corporation and its subsidiaries, as subsidiaries are defined in Section 425 of the Code 1 (its "subsidiaries"), to acquire shares of the Corporation's common stock, no par value per share ("PhyCor Common Stock") and to provide for additional compensation based on appreciation of the Corporation's stock. The Plan provides for the (i) grant of incentive stock options, as defined in section 422 of the Code ("Incentive Stock Options"), (ii) stock options not qualifying as Incentive Stock Options ("Non-Qualified Stock Options"), (iii) issuances of restricted shares of Common Stock, no par value per share (the "Restricted Stock") to key employees and (iv) shares of Stock issuable to key employees of the Company as part of such employee's bonus for the applicable year (the "Bonus Stock"), each providing an equity interest in the Corporation's business as an incentive for service or continued service with the Corporation and to aid the Corporation in retaining and obtaining key personnel of outstanding ability. As used herein, "Stock Incentives" refers to Incentive Stock Options and Non-Qualified Stock Options and "Stock" refers cumulatively to Restricted Stock, Bonus Stock and the shares of PhyCor Common Stock issuable upon exercise of Stock Incentives pursuant to and subject to the terms and conditions of this Plan.

     2. Stock Subject to the Plan. The maximum numbers of shares of Stock which may be issued under Incentive Stock Options and Non-Qualified Stock Options (the "Options") granted under the Plan, Restricted Stock and Bonus Stock shall be a total of 17,000,000 shares of PhyCor Common Stock, which may be either authorized and unissued Stock or Common Stock held in the treasury of the Corporation, as shall be determined by the Board of Directors of the Corporation. If an Option expires or terminates for any reason without being exercised in full, or Restricted Stock or Bonus Stock is forfeited prior to its delivery, the unpurchased shares subject to such Option and the forfeited Restricted Stock or Bonus Stock shall again be available for purposes of the Plan.

     3. Administration of the Plan. This Plan shall be administered by the Board of Directors or a committee of the Board of Directors consisting of not less than three directors who, for plan years beginning after February 1, 1990, have not been granted or awarded equity securities pursuant to the Plan or any other plan of the Corporation or any of its "affiliates" (within the meaning of that term as used in Rule 16b-3 promulgated by the Securities and Exchange Commission ("Rule 16b-3")) entitling the participants therein to acquire stock, stock

--------
1  The "Code" herein refers to the Internal Revenue Code of 1986, as amended.

options, or stock appreciation rights of the Corporation within one year prior to their appointment, other than a plan which would not cause this Plan to fail to comply with Rule 16b-3. As used herein, the term "Committee" refers to such committee or, in the absence of appointment of such committee, to the Board of Directors. The Board of Directors shall administer the Plan only if each member is a disinterested person. For the purposes of this paragraph, "disinterested persons" shall mean a person who has not at any time within one year prior to the date in question been granted or awarded equity securities pursuant to the Plan or any other plan of the Corporation entitling the participants therein to acquire stock, stock options or stock appreciation rights of the Corporation or its affiliates, except that participation in certain plans specified in Rule 16b-3 shall not disqualify a director from being a disinterested person. The Committee shall have full authority in its discretion to determine the eligible persons to whom Stock Incentives shall be granted and the terms and provisions of Stock Incentives and the eligible persons to whom Restricted Stock and Bonus Stock shall be issued and the terms and restrictions of such issuances of Restricted Stock and Bonus Stock, each subject to the Plan. In making such determinations, the Committee may take into account the nature of the services rendered and to be rendered by such persons, their present and potential contributions to the Corporation any other factors which the Committee deems relevant. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive agreements (which need not be identical); to determine the restrictions on transferability of Stock acquired upon exercise of Options and the restrictions, conditions, terms of forfeiture and vesting applicable to the issuance of Restricted Stock and Bonus Stock (which restrictions need not be identical); and to make all other determinations necessary or advisable for the proper administration of the Plan.

     4. Eligibility and Limits. Stock Incentives may be granted to employees and directors as are selected by the Committee. Incentive Stock Options may, however, only be granted to employees of the Corporation and its present or future subsidiaries. The aggregate fair market value (determined as of the time an Incentive Stock Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable by an individual for the first time during any calendar year, taking into account Incentive Stock Options granted under this Plan and under all other plans of the Corporation and its parent or subsidiary corporations (as defined in section 425 of the Code), shall not exceed $100,000. Restricted Stock may be issued to key employees of the Corporation as selected by the Committee. Bonus Stock may be issued to key employees of the Corporation selected by the Committee who otherwise are to receive a bonus from the Corporation for services performed during the prior year and who elect to receive Bonus Stock as provided herein.

     5. Incentive Stock Options and Non-Qualified Stock Options. At the time any Option is granted under this Plan, the Committee shall determine whether said Option is to be an Incentive Stock Option or a Non-Qualified Stock Option, and the Option shall be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option. The number of shares as to which Incentive Stock Options and Non-Qualified Stock Options shall be granted shall be determined by the Committee in its sole discretion, subject to the provisions of Section 4(a) above with respect to the aggregate fair market value of the Stock for which an Incentive Stock Option may become exercisable in any calendar year and subject to the provisions of Section 2 above as to the total number of shares of Stock which may be issued under the Plan. At the time any Incentive Stock Option granted under this Plan is exercised, the certificates representing the shares of Stock purchased pursuant to said Option shall be clearly identified by legend as representing shares purchased upon exercise of an Incentive Stock Option.

     6. Terms and Conditions of Options. Subject to the following provisions, all Options shall be in such form and upon such terms and conditions as the Committee, in its discretion, may from time to time determine.

     (a) Option Price.

          (i) Incentive Stock Options. The option price per share shall in no event be less than 100% of the fair market value per share of the Stock (as determined in good faith by the Committee) on the date the Option is granted. If the employee owns (as defined in Code section 425) more than 10% of the total combined voting power of all classes of the Corporation's stock or of the stock of its parent or subsidiary, the Option price per share shall not be less than 110% of the fair market value per share of the Stock (as determined in good faith by the Committee) on the date the Option is granted.

          (ii) Non-Qualified Options. The option price per share shall not be less than 50% of the fair market value per share of the Stock (as determined in good faith by the Committee) on the date the Option is granted.

     (b) Date of Grant. For purposes of this subparagraph (b), the date the Option is granted shall be the date on which the Committee has approved the terms and conditions of a stock option agreement evidencing the Option and has determined the recipient of the Option and the number of shares covered by the Option and has taken all such other action as is necessary to complete the grant of the Option.

     (c) Option Term. No Option shall be exercisable after the expiration of ten years from the date the Option is granted. No Incentive Stock Option granted to an employee who at the time of grant owns (as defined in Code section 425) more than 10% of the total combined voting power of all classes of the Corporation's stock or of the stock of its parent or subsidiary shall be exercisable after the expiration of five years from the date it is granted.

     (d) Payment. Payment for all shares purchased pursuant to exercise of an Option shall be made in cash or, if approved by the Committee either at the time of grant or at the time of exercise, by delivery of Stock of the Corporation or Options at its fair market value on the date of delivery. Such payment shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued until full payment therefor has been made. The holder of an Option shall, as such, have none of the rights of a stockholder.

     (e) Nontransferability of Options. Options shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the holder's lifetime, only by him.

     (f) Termination of Employment; Disability; Retirement or Death. Except as provided below, an Option may not be exercised by a holder unless he has been an employee continually from the date of the grant until the date ending three months before the date of exercise. If the holder of an Option dies, such Option may be exercised by a legatee or legatees of the holder under his last will, or by his personal representative or distributee, at any time during the twelve-month period following his death. If a holder is discharged as an employee, or removed as a director, for cause, as determined by the Committee, Options held by him shall not be exercisable after such discharge or removal. If a holder ceases to be an employee by reason of permanent disability, within the meaning of such term under any disability policy provided for the employee by the Corporation, or if no such policy exists, then under Section 422(c)(7) of the Code ("Disability"), all Options held by the holder may be exercised at any time during the twelve-month period following the Disability. Upon a holder's Retirement (as defined below), Disability or death, all Options held by the holder shall become fully exercisable as to the full number of shares covered thereby notwithstanding any vesting schedule contemplated in the Option. As used herein, "retirement" shall mean (i) the holder is at least 60 years old and has given written notice in a form satisfactory to the Committee of his permanent retirement, and (ii) the holder has continuously been employed by the Corporation or a subsidiary for a period of at least five years. Notwithstanding this subparagraph (f), no Option may be exercised more than ten years after the date on which it was granted. For purposes of this subparagraph (f), a holder shall be deemed to be an employee or director so long as the holder is an employee or director of a parent or subsidiary of the Corporation or by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Option of the holder in a transaction to which section 425(a) of the Code is applicable. The provisions of this Section 6(f) shall be deemed to apply to any outstanding Option without regard to when such Option was granted by the Compensation Committee.

     (g) Limited Rights of Exercise. Notwithstanding any vesting schedule contained in an Option Agreement, an Option may be exercised during the Option term as to the full number of shares covered by the Option if: (1) a tender offer or exchange offer has been made for shares of PhyCor Common Stock, provided that the corporation, person or other entity making such offer purchases or otherwise acquires shares of PhyCor Common Stock pursuant to such offer; (2) the stockholders of the Corporation have approved a definitive agreement (the "Agreement") to merge or consolidate with or into another corporation pursuant to which the Corporation will not survive or will survive only as a subsidiary of another corporation, or to sell or otherwise dispose of all or substantially all of its assets; or (3) any person or group (as such terms are defined in section 13(d) of the Securities Exchange Act of 1934, as amended (the "Act")), becomes the beneficial owner (as such term is defined in Rule 13(d) pursuant to the

Act) of 50% or more of the outstanding shares of PhyCor Common Stock. If any of the events specified in this subparagraph (g) (a "Change in Control") have occurred, the Option shall be fully exercisable: (x) in the event of a tender offer or exchange offer as described in clause (1) above, during the term of the tender or exchange offer and for a period of 30 days thereafter;(y) in the event of execution of an Agreement as defined in clause (2) above, within a 30-day period commencing on the date of execution of the Agreement; or (z) in the event of an event described in clause(3) above, within a 30-day period commencing on the date upon which the Corporation is provided a copy of Schedule 13D (filed pursuant to section 13(d) of the Act and the rules and regulations promulgated thereunder) indicating that any person or group has become the beneficial owner of 50% or more of the outstanding shares of PhyCor Common Stock or, if the Corporation is not subject to section 13(d) of the Act, within a 30-day period commencing on the date upon which the Corporation receives written notice that any person or group has become the beneficial owner of 50% or more of the outstanding shares of PhyCor Common Stock. The provisions of this Section 6(g) shall be deemed to apply to any outstanding Option without regard to when such Option was granted by the Committee.

     7. Restricted Stock Awards. (a) Subject to the provisions of Section 9 below, awards of Restricted Stock may be granted under the Plan to employees in such form and on such terms and conditions, including, without limitation, restrictions on the sale, assignment, transfer or other disposition or encumbrance of such shares during the Restricted Period (as defined in Section 7(b) below) and the requirement that the employee receiving the award of Restricted Stock forfeit such shares back to the Corporation upon termination of employment within the Restricted Period, and in such amounts as the Committee may from time to time approve. Restricted Stock awards may be granted alone, in addition to or in tandem with other awards under this Plan.

     (b) At the time the award of Restricted Stock is made to an employee of the Corporation, the Restricted Stock shall be issued in the name of the employee but held by the Corporation during the period of time such Restricted Stock is subject to forfeiture (the "Restricted Period"). During the Restricted Period, the Restricted Stock may not be sold, assigned, transferred, made subject to a gift or otherwise disposed of, mortgaged, pledged or encumbered. The restrictions will lapse, and the Restricted Stock will be delivered to an employee, in three equal installments commencing on the third anniversary of issuance or upon such other times or upon the occurrence of such other conditions as the Committee may provide at the time of the award.

     (c) Employees awarded Restricted Stock shall be the owners of the Restricted Stock and shall have all the rights of a shareholder, including the right to receive dividends paid on such Restricted Stock, the right to receive consideration in exchange for such Restricted Stock in a merger, consolidation, share exchange, tender or exchange offer, or other business combination involving the Corporation and the right to vote such Restricted Stock.

     (d) Restricted Stock awards issued to an employee of the Corporation shall be issued in the name of such employee and held by and deposited with the Corporation on behalf of such employee, with a stock power endorsed in blank, and shall bear an appropriate legend restricting the transferability of such Restricted Stock. An employee shall be entitled to delivery of stock certificates representing the Restricted Stock only when and as they become vested.

     (e) Restricted Stock awarded to such employee shall be forfeited if and when such employee ceases to be an employee of the Corporation or a subsidiary or parent corporation during the Restricted Period or when any prescribed condition for the lapse or termination of restrictions is not satisfied. The restrictions will lapse and the Restricted Stock will be immediately delivered to (i) an employee upon his Retirement, Disability or a Change in Control and
(ii) an employee's legatee or personal representative upon an employee's death. If forfeited, such Restricted Stock shall become the property of the Corporation and shall again immediately become available for award under the Plan and all of the rights of the employee in such Restricted Stock shall terminate without further obligation on the part of the Corporation.

     (f) An employee who files an election with the Internal Revenue Service to include the fair market value of any Restricted Stock in gross income while such Restricted Stock is still subject to restrictions shall promptly furnish the Corporation with a copy of such election together with the amount of any federal, state, local or other taxes required to be withheld to enable the Corporation to claim an income tax deduction with respect to such election.

     8. Bonus Stock. (a) Subject to the provisions of Section 8(f) and Section 9 hereof, the Committee may determine that portions of the bonus of certain employees designated by the Committee may be paid through awards of Bonus Stock valued at 80% of the fair market value of the Corporation's Common Stock on the date of grant and may be granted under the Plan in such form and on such terms and conditions and in such amounts as the Committee may from time to time approve. Bonus Stock awards may be granted alone, in addition to or in tandem with other awards under this Plan.

     (b) At the time the award of Bonus Stock is made to an employee of the Corporation, the Bonus Stock shall be issued but held by the Corporation during the period of time such Bonus Stock is subject to forfeiture (the "Bonus Stock Restricted Period"). During the Bonus Stock Restricted Period, such Bonus Stock may not be sold, assigned, transferred, made subject to a gift or otherwise disposed of, mortgaged, pledged or encumbered. The restrictions will lapse, and the Bonus Stock will be delivered to the employee, on the second anniversary after the date of grant or upon such other times or upon the occurrence of such other conditions as the Committee may provide at the time of the award.

     (c) Employees awarded Bonus Stock shall be the owners of the Bonus Stock and shall have all the rights of a shareholder, including the right to receive dividends paid on such Bonus Stock, the right to receive consideration in an acquisition of the Corporation and the right to vote such Bonus Stock, during the Bonus Stock Restricted Period.

     (d) Bonus Stock awards issued to an employee of the Corporation shall be issued in the name of such employee and held by and deposited with the Corporation on behalf of such employee, with a stock power endorsed in blank, and shall bear an appropriate legend restricting the transferability of such Bonus Stock. An employee shall be entitled to delivery of stock certificates representing the Bonus Stock only when shares become vested.

     (e) Each employee's right to receive Bonus Stock awarded to such employee shall be forfeited if and when such employee ceases to be an employee of the Corporation or a subsidiary or parent corporation during the Bonus Stock Restricted Period or when any prescribed condition for the lapse or termination of restrictions is not satisfied. Bonus Stock shall become vested and be immediately delivered to (i) an employee upon his Disability, Retirement or a Change in Control and (ii) an employee's legatee or personal representative upon an employee's death. If forfeited, such Bonus Stock shall become the property of the Corporation and shall again immediately become available for award under the Plan and all of the rights of the employee in such Bonus Stock shall terminate without further obligation on the part of the Corporation.

     (f) An employee who files an election with the Internal Revenue Service to include the fair market value of any Bonus Stock in gross income while such Bonus Stock is still subject to restrictions shall promptly furnish the Corporation with a copy of such election together with the amount of any federal, state,local or other taxes required to be withheld to enable the Corporation to claim an income tax deduction with respect to such election.

     (g) Notwithstanding the foregoing provisions of this Section 8, no more than 50% of an employee's annual bonus may be payable in shares of Bonus Stock. If an employee desires his bonus be paid in shares of Bonus Stock, such employee must submit in writing to the Committee the percentage of such officer's annual bonus the officer requests to be paid in Bonus Stock. The Committee may, in its sole discretion, issue Bonus Stock in the amount requested by the employee or issue fewer shares of Bonus Stock requested by the employee.

     9. Ownership of Stock by Employees. In granting awards of Restricted Stock and issuing shares of Bonus Stock, the Committee desires for the employees of the Corporation to maintain their ownership interest in the Corporation. Each employee of the Corporation, as designated by the Committee, who receives an award of Restricted Stock or Bonus Stock pursuant to Sections 7 and 8 is encouraged to maintain an ownership interest in the Stock of the Corporation at least two times the employee's annual salary. For all other employees of the Corporation who receive grants of Restricted Stock or Bonus Stock, such employees are encouraged to maintain upon the consummation of any sale of Restricted Stock and/or Bonus Stock, Stock of the Corporation equal to at least the employee's annual salary. The provisions of this Section 9 shall not apply to employees of the Corporation until five years following the date of the employee's first award of Restricted Stock or Bonus Stock, whichever is earlier.

     10. Changes in Capitalization; Merger; Liquidation. The number of shares of Stock subject to Restricted Stock and Bonus Stock awards, the number of shares of Stock as to which Options maybe granted, the number of shares covered by each outstanding Option, and the price per share in each outstanding Option, shall be proportionately adjusted for (i) any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares, (ii) the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or (iii) any other increase or decrease in the number of such shares effected without receipt of consideration by the Corporation.

     If the Corporation shall be the surviving corporation in any merger, share exchange or consolidation, recapitalization, reclassification of shares or similar reorganization, the recipient of each award of Restricted Stock and Bonus Stock and the holder of each outstanding Option shall be entitled to purchase, at the same times and upon the same terms and conditions as are then provided in the award of Restricted Stock and Bonus Stock and in the Option, the number and class of shares of Stock or other securities to which a holder of the number of shares of Stock at the time of such transaction would have been entitled to receive as a result of such transaction.

     In the event of any such changes in capitalization of the Corporation, the Committee may make such additional adjustments in the number and class of shares of Stock or other securities with respect to which outstanding Options are exercisable and with respect to which future Options may be granted and with respect to outstanding awards of Restricted Stock and Bonus Stock and with respect to future grants of Restricted Stock and Bonus Stock as the Committee in its sole discretion shall deem equitable or appropriate, subject to the provisions of this Section 10.

     A dissolution or liquidation of the Corporation shall cause each outstanding Option and award of restricted Stock and Bonus Stock to terminate.

     Upon a merger, share exchange, consolidation or other business combination in which the Corporation is not the surviving corporation, the surviving corporation shall substitute another award of Restricted Stock, Bonus Stock and/or Options with equivalent value as to an outstanding Option in a transaction to which Section 425(a) of the Code is applicable. In the event of a change of the Corporation's shares of Stock with par value in or the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Stock within the meaning of the Plan. Except as expressly provided in this Section 10, the holder of a Stock Incentive shall have no rights by reason of any subdivision or combination of shares of Stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of Stock of any class or by reason of any dissolution, liquidation, merger, share exchange or consolidation or distribution to the Corporation's stockholders of assets of stock of another corporation, and any issue by the Corporation of shares of Stock of any class, or securities convertible into shares of Stock of any class, shall not affect, and no adjustment by reasons thereof shall be made with respect to, the number or price of shares of Stock subject to the Stock Incentive. The existence of the Plan and the Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Corporation to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger, share exchange or consolidation of the Corporation, any issue of debt or equity securities having preferences or priorities as to the

Stock or the rights thereof, the dissolution or liquidation of the Corporation, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

     11. Termination and Amendment of the Plan. The Plan shall terminate on the date ten years after adoption of the Plan by the Board of Directors, and no Restricted Stock or Bonus Stock or Stock Incentive shall be granted under the Plan after that date, but Restricted Stock or Bonus Stock or Stock Incentives granted before termination of the Plan shall remain exercisable thereafter until they expire or lapse according to their terms. The Plan may be terminated, modified or amended by the stockholders of the Board of Directors of the Corporation; provided, however, that:

          (a) No such termination, modification or amendment without the consent of the holder of a Restricted Stock or Bonus Stock award or Stock Incentive shall adversely affect his rights under such Restricted Stock or Bonus Stock award or Stock Incentive; and

          (b) Any modification or amendment which would (1) increase the aggregate number of shares of Stock which may be issued under the Plan (other than an increase merely reflecting a change in capitalization such as a stock dividend or stock split), (2) modify the designation of the persons eligible to receive Stock Incentives under the Plan, or (3) materially increase the benefits accruing to holders of Stock Incentives granted or to be granted under the Plan, within the meaning of Rule 16b-3 issued by the Securities and Exchange Commission under the Act, as amended, shall be effective only if it is approved by the stockholders of the Corporation at the next annual meeting of stockholders after the date of adoption by the Board of Directors of such modification or amendment.

     12. This Amended Plan is subject to the approval of the holders of a majority of the outstanding shares of PhyCor Common Stock and unless so approved at the 1994 Annual Meeting of Shareholders, any Restricted Stock or Bonus Stock awards granted hereunder shall become void thereafter.

     13. All Incentive Stock Options to be granted hereunder are intended to comply with sections 422A and 425 of the Code, and all provisions of this Plan and all Incentive Stock Options granted hereunder shall be construed in such manner as to effectuate that intent.

                                                                     Appendix B

                                  PHYCOR, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1997

    The undersigned hereby appoints Richard D. Wright and John K. Crawford, or either of them, with power of substitution, as proxies to vote all stock of PhyCor, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Shareholders to be held at the First American Center Auditorium, Fifth Floor, 300 Union Street, Nashville, Tennessee, at 10:00 a.m. on May 21, 1997, and any adjournment thereof, on the following matters as indicated below and such other business as may properly come before the meeting.

1. Proposal to amend the Company's Amended 1988 Incentive Stock Plan.

   [ ] FOR                        [ ] AGAINST                        [ ] ABSTAIN

2. [ ] FOR the election as director of all nominees listed: Ronald B. Ashworth, Joseph C. Hutts and Derril W. Reeves (except as marked to the contrary below).

   [ ] WITHHOLD AUTHORITY to vote for all nominees listed: Ronald B. Ashworth,
       Joseph C. Hutts and Derril W. Reeves.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR INDIVIDUAL NOMINEES, WRITE THEIR NAMES IN THE SPACE PROVIDED BELOW:

3. Proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent public accountants of the Company for 1997.

   [ ] FOR                        [ ] AGAINST                        [ ] ABSTAIN

In their discretion, the proxies named above may vote upon such other matters as may properly come before the meeting or any adjournment thereof.

            THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.

   This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted (i) FOR the amendment to the Amended 1988 Incentive Stock Plan; (ii) FOR the three nominees as Class III directors of the Company; and (iii) FOR the proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent public accountants of the Company for 1997.

   Please sign exactly as your name appears on this Proxy Card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability entity, please sign in full name such entity by authorized person.

                                           Dated:______________________, 1997

                                            _________________________________
                                            Signature of Shareholder

                                            _________________________________
                                            Signature if held jointly

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                    ENVELOPE